Exhibit 4.13

LAURUS MASTER FUND, LTD.

825 Third Avenue, 14th Floor

New York, New York 10022

February 10, 2004

Innovative Companies, Inc.

6950 Bryon Dairy Road

Largo, FL 33777

Attn: Mr. Jay Taneja

Re: Restricted Account Number 2000016904583 at Wachovia Bank, N.A.

Reference is made to that certain Securities Purchase Agreement dated as of February 10, 2004 by and among Innovative Companies, Inc. (“Parent”), Innovative Companies, Inc. Subsidiary (“Subsidiary”) and Laurus Master Fund, Ltd. (“Purchaser”) (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Purchase Agreement. Pursuant to the Section 9.4 of the Purchase Agreement, Subsidiary is required to place $4,799,750 in a restricted account (the “Restricted Account”) at a bank reasonably acceptable to the Purchaser, maintain such amount in the restricted account for as long as the Purchaser shall hold any Preferred Shares and to pledge the restricted account to Purchaser as security for the performance of the Parent’s obligations to Purchaser.

Purchaser and Parent desire to clarify certain aspects regarding the use of funds contained in the Restricted Account, and for good consideration, the receipt and sufficiency of which is here acknowledged, the Parent and the Purchaser agree that:

(1) within three (3) business days of any conversion of Preferred Stock into the common stock of the Parent (a “Conversion”), Laurus shall direct Wachovia Bank, N.A. to wire an amount of funds equal to the corresponding dollar amount of such Conversion from the Restricted Account to such accounts as Parent may direct Laurus in writing; and

(2) Laurus shall be entitled to instruct Wachovia Bank, N.A. to wire funds from the Restricted Account to North Fork Bank only as such direction directly relates to Conversions.

If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

Signed,

Laurus Master Fund, Ltd.

By:

Agreed and Accepted this 10th day of February, 2004.

Innovative Companies, Inc.

By: